Exhibit 23.4

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-8 No. 333-226661) pertaining to the 2018 Long Term Incentive Compensation Plan,

2.	Registration Statement (Form S-8 No. 333-198135) pertaining to the 2008 Long Term Incentive Compensation Plan,

3.	Registration Statement (Form S-8 No. 333-176723) pertaining to the 2008 Long Term Incentive Compensation Plan, and

4.	Registration Statement (Form S-8 No. 333-157669) pertaining to the 2008 Long Term Incentive Compensation Plan;

of our report dated August 29, 2016, with respect to the financial statements of Kansas Entertainment, LLC included in this Annual Report (Form 10-K) of Penn National Gaming, Inc. and Subsidiaries for the year ended December 31, 2018.

/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
February 28, 2019